EXHIBIT 11.10

EXFO INC. (« EXFO »)

AGENT CODE OF CONDUCT

Overview

Listed on the NASDAQ and TSX stock exchanges, EXFO is among the leading providers of next-generation test and service assurance solutions for wireline and wireless network operators and equipment manufacturers in the global telecommunications industry and as such requires the highest standards of professional and ethical conduct and integrity from its suppliers, service providers, consultants, distributors, representatives and any other sales partners (hereinafter individually or collectively as the case may be, an “Agent”) including but not limited to their respective employees, directors, consultants, agents or other representatives under the Agent’s control or direction. Our reputation and brand is based on honest and fair practices at all levels of the organization, and we expect every Agent to conduct business with the utmost integrity. EXFO will not tolerate that an Agent achieves results for the benefit of EXFO through violations of laws or regulations, this Agent Code of Conduct (“Code”), or through unscrupulous dealings.

This Code reflects our commitment to a culture of honesty, integrity and accountability and this is the responsibility of every member of the EXFO community including EXFO’s board of directors, executives, employees and Agents. Conducting our business with integrity means acting ethically, and complying with applicable laws and regulations of the countries in which EXFO does business or business is being conducted on behalf of EXFO. Agents are often the primary face of EXFO towards customers or third parties and EXFO expects that all Agents act in a manner that complies both with the letter and spirit of the Code. This reflects our dedication to customers, partners, shareholders and employees by demonstrating that integrity and fairness are an important part of our corporate values and that all our actions are governed by an exacting sense of duty and by the professional ethics set forth herein. Please read this Code carefully.

Reference in this Code to EXFO means EXFO Inc. and / or any of its subsidiaries.

1.   Agent’s Responsibility

On a daily basis, appropriate and ethical business conduct means following the guidelines set forth in this Code. Although this Code cannot take all situations into account, the topics below cover the main areas that are susceptible to affect ethical business conduct. The Agent shall assure that its directors, employees and representatives involved in the Agent’s business relationship with EXFO have received a copy of this Code and understand its terms. The Agent shall be liable for the violations of this Code by its directors, employees and representatives.

The Agent shall establish internal procedures that are sufficient for the purpose of complying with this Code and any applicable laws.

By entering into any business relationship with EXFO, each Agent certifies their compliance with this Code. Nevertheless, EXFO may, at its sole discretion, require an Agent to periodically confirm compliance with this Code as per the compliance statement provided in Schedule A to this Code. The terms of this Code are therefore integrated directly or indirectly by reference to any and all agreement including but not limited to any business relationship between EXFO and the Agent.

IF AN AGENT REFUSES TO BE BOUND BY THIS CODE THEN SUCH AGENT SHALL IMMEDIATELY NOTIFY EXFO IN ORDER FOR EXFO TO TAKE APPROPRIATE ACTION TO TERMINATE ITS BUSINESS RELATIONSHIP WITH SUCH AGENT.

Adopted on September 25, 2013

2.   Consequence of Code Violation by the Agent

It is mandatory for the Agent to comply with the Code. In the event EXFO has sufficient grounds to determine that the Agent is or was in violation of the Code, EXFO shall have the right at its sole discretion to immediately terminate any business relationship or formal agreement it has with the Agent without any liability whatsoever. The Agent shall be liable to indemnify EXFO from any and all damages resulting from Agent’s or its employee’s and representative’s violations of this Code.

3.   Compliance with Laws

In addition with complying with this Code, the Agent is expected to comply with all laws applicable to its business activities.

4.   Conflict of Interests

A conflict of interest can arise any time an Agent’s financial or other commercial or personal relationship may inappropriately influence the Agent’s ability to fairly, accurately and ethically promote EXFO products or represent EXFO. Although it is not possible to list every conceivable conflict of interest that may arise in an Agent’s course of conducting business with or on behalf of EXFO, the following items are an overview of the more common conflict of interest Agents may encounter, and is a set of guidelines for all Agents to follow.

Activities that could give rise to conflicts of interest, or any appearance of the same, are prohibited unless appropriate measures and processes are established in advance and specifically prior approved by an authorized officer of EXFO.

a.	Gifts

Providing gifts, both tangible or intangible namely in the form of entertainment or meals can create conflicts of interest and may be prohibited by applicable law.

EXFO employees must comply with EXFO’s Ethics and Business Conduct Policy, which strictly controls when and under what circumstances EXFO employees may accept personal gifts or entertainment of nominal value from existing or prospective competitors, customers, suppliers, service providers or business partners, including Agents. In general, EXFO employees may not request, solicit, offer, promise, authorize, give or accept any gift if the value of the gift might indicate intent to improperly influence the normal business relationship between EXFO and any of its suppliers, customers, or competitors. Furthermore, EXFO employees who are directly involved in the purchase of goods and services should not accept any gifts, with the exception of promotional items of nominal value. EXFO requires that the Agent respect EXFO’s policy and not lead an employee towards not complying with its obligations.

Agents must exercise caution when considering whether to provide gifts to customers or other third parties as they may also have policies regulating when and under what circumstances their employees may accept gifts from potential or actual suppliers in order to prevent conflicts of interest. EXFO requires that the Agent respect the customer’s or other third party’s policy and not lead anyone towards not complying with its obligations. In addition to the foregoing, no gifts or anything of value may be given for the purpose of obtaining or retaining business or as an inducement or reward for favorable action or forbearance from action or the exercise of influence.

Adopted on September 25, 2013

Additionally, most countries have laws and regulations restricting gifts that may be given to government employees, including employees of government-owned or partially government-owned companies. For example, Canada’s Corruption of Foreign Public Officials Act (“CPFOA”) and the United States Foreign Corrupt Practice Act (“FCPA”) provide severe penalties for companies and individuals who engage in direct or indirect bribery of government officials. Many countries also have similar laws and extend anti-bribery restrictions to the private sector. EXFO expects the Agent to strictly comply with all such laws and regulations, including the CPFOA and the FCPA.

b.	Bribes and Kickbacks

Bribes and other illegal means of obtaining undue or improper advantage shall not be offered or accepted by Agent. This includes, namely, bribes or other inducements given for the purpose of: (i) influencing a decision; (ii) obtaining an improper advantage over a competitor for a contract or order; (iii) changing the specifications of a third party’s request for proposal to benefit EXFO or position EXFO products; (iv) obtaining confidential or other restricted information; and (v) obtaining discounts or other financial benefits for EXFO. In all cases, the use of bribes, secret compensation or kickbacks is improper and will not be tolerated by EXFO.

In certain circumstances, there are other types of payments, sometimes “facilitation payments” which are common practice in some foreign countries, as they are made openly and are often considered necessary to have minor government officials perform nondiscretionary duties and administrative functions that might otherwise delay or fail to undertake (for which a person or entity is clearly entitled under law).  These types of payments, generally small and in the nature of “tips” may be permitted or expected by local custom while prohibited in most jurisdictions. The Agent should, accordingly not make facilitation payments unless they fall within the limits of the above description and are not intended for improper use. Any such facilitating payment must be properly recorded and accounted for and reported annually so that EXFO may comply with all tax and other applicable laws.

c.	Relationships

If an Agent, or someone with whom the Agent has a close relationship (example: an immediate family member or close companion of an employee of an Agent), has a financial, employment or other relationship with EXFO or an existing or potential EXFO competitor, customer, supplier, service provider or other business partner of EXFO, that relationship may create a conflict of interest. The Agent should disclose all such relationships to EXFO so that EXFO may ensure actual conflicts of interest are avoided. Additionally, EXFO employees are prohibited from holding any investment in a competitor or a supplier of goods and services to EXFO with the exception of indirect nominal value.

5.   Fair and Lawful Dealings

a.	Anti-Trust and Fair Competition

EXFO’s policy is to comply fully with all antitrust, competition and trade regulation laws and use only ethical and proper methods to market EXFO’s products. All EXFO customers must be treated fairly and evenhandedly, and no preferential trade terms or other treatment are extended to any customer in violation of any law.

In addition, to avoid even the appearance of improper actions, EXFO absolutely prohibits consultations with competitors regarding prices, customers or territories. Commissions and other payments must be adequately documented and reported to government authorities when required.

These limitations apply to all phases of EXFO’s actual or potential competition with third parties, including bid and proposal activity, marketing, research and development, and engineering work.

Adopted on September 25, 2013

b.	EXFO’s Reputation and Image

EXFO’s products are sold based on the company’s reputation for high quality products and services. All claims made about EXFO products and competitor’s products should always be accurate and supportable. At EXFO, integrity also means not making disparaging comments relating to our competitors and their products and we are all expected to deal only in verifiable facts. EXFO does not permit advertising or promotion for its products and services to be false or misleading. Similarly, Agents should be alert to any situation where a competitor may be attempting to mislead customers, or potential customers, about EXFO products or services. The Agent should contact EXFO’s legal department immediately if they become aware of any such dishonest or questionable business practices engaged in by EXFO competitors.

EXFO maintains an image of solid integrity and respect for others. The company understands the importance of building good business relationships, and that part of creating trust and confidence with customers, suppliers and business constituents involves some level of socialization. EXFO asks that when engaging in social interactions as a representative of EXFO, or engaging in social activities with EXFO employees, Agents do so in a tasteful and respectable manner.

c.	Insider Trading

Insider trading is prohibited and punishable by laws and EXFO policy. Insider trading occurs when an individual with material, non-public information trades securities or communicates such information to others who trade. The person who trades or “tips” information violates the laws if he or she has a duty or relationship of trust and confidence not to use the information. Trading or helping others trade while aware of inside information has serious legal consequences, even if the insider does not receive any personal financial benefit. Insider trading is strictly prohibited by EXFO and EXFO expects any Agent to strictly observe all applicable insider trading laws and regulations.

d.	Anti-Boycott Laws

Applicable laws of many countries, such as the United States, prohibit persons from taking or entering into agreements that have the effect of furthering any unsanctioned boycott of a country. EXFO Agents are required to comply with all anti-boycott laws applicable in their jurisdiction.

e.	Embargoes and Sanctions

EXFO complies with international economic sanctions and embargoes restricting persons, corporations and foreign subsidiaries from doing business with certain countries, groups and individuals. Economic sanctions prohibit or restrict doing business with targeted governments and organizations, as well as individuals and entities that act on their behalf. Sanctions prohibitions also may restrict investment in a targeted country, as well as trading in certain goods, technology and services with a targeted country. Agents are required to comply with all economic sanctions and embargoes applicable in their jurisdiction.

6.   Compliance with Labor Laws, Rules and Regulations

Agents are expected to comply with all applicable labor laws, rules and regulations. EXFO’s commitment to integrity is supported by diverse, productive work environments that are free from unlawful discrimination or harassment. Agents must not support or use any forms of forced, compulsory or child labor, and must be committed to a workplace free of harassment and unlawful discrimination.

Adopted on September 25, 2013

7.   Safety and Health

Agents are responsible for maintaining a safe workplace by following safety and health rules and practices. The Agents must provide with safe workplaces that meet or exceed applicable country and regional laws and regulations and protect their employees’ health and wellbeing.

8.   Compliance with Environmental Laws

Protecting the environment is important to EXFO. By integrating sound environmental practices into our business, we can offer innovative products and services while conserving and enhancing resources for future generations. The Agent is expected to adopt the same principles as valued by EXFO and comply with all applicable environmental laws and regulations including air, and land use and disposal regulations.

9.   Confidential Information and Intellectual Property Rights

Confidential information includes all non-public information that may be of use to competitors, or harmful to EXFO or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to EXFO or any information obtained after executing non-disclosure agreement with third parties.

There are two main types of confidential information: technical information and business information. Examples of confidential technical information include engineering designs, software code, pending patent applications, product plans, future product direction, development process information, etc. Examples of confidential business information include non-public financial information, employee information, sales forecasts, customer lists, strategic and operating plans, audit reports, etc. The disclosure of any of EXFO’s confidential information to third parties or the untimely release of other data can significantly damage EXFO and in some cases violate the law. The Agent must maintain the confidentiality of information entrusted to them by EXFO or that otherwise comes into their possession in the course of their business relationship with EXFO, except when disclosure is authorized or legally mandated. The obligation to preserve proprietary information continues even after the Agent’s business relationship with EXFO is terminated.

The Agent is required to respect EXFO and third-party intellectual property rights at all times.

10.   Bookkeeping

In relation to the Agent’s business relationship with EXFO, the Agent must make and keep books, records and accounts that in reasonable detail, accurately and fairly reflect the Agent’s transactions and disposition of its assets. The Agent’s books, records and accounts must follow generally accepted accounting principles applicable in their jurisdiction and identify fairly, adequately and properly all transactions related to EXFO and must not mischaracterize transactions in its books, accounts and records. The Agent shall prevent side agreements and off the books records and accounts. The Agent’s business records must be retained in accordance with record retention policies and all applicable laws and regulations.

11.   Right of Audit

EXFO may require at any time upon five (5) days written notice an audit of the Agent’s books, accounts and records by an independent auditor selected by EXFO to verify compliance of the Agent with this Code.

12.   Reporting Violations

The Agent is required to report information concerning violation of this Code following the Hotline procedures contained on EXFO’s WEB site (www.EXFO.com). Please refer to EXFO’s Statement on Reporting Ethical Violations found at: http://investors.exfo.com/governance.cfm for more details how to report such conduct.

Adopted on September 25, 2013

Should the Agent be a witness to violations of the Code, it is important to report the incident (namely, to someone who has no involvement in the situation and who can evaluate the case objectively or through the EXFO’s Hotline procedures).

Possessing knowledge of these types of issues and failing to report the information is, in itself, a violation of this Code and is subject to remedial action by EXFO.

Every reported allegation of illegal or unethical behavior will be thoroughly investigated by the Lead Independent Director of the Board of Directors of the Company and the Company’s Legal Counsel with the cooperation of the appropriate management and the person alleging the violation unless the submission was made anonymously. Information collected during the investigation will be shared with others who have a business-related “need to know”. Unless the submission is made anonymously, the result of any investigation will be communicated to the person alleging the violation.

The Agent shall assure that no individual will suffer retaliation or discriminatory action for reporting in good faith violations or suspected violations of the Code or for refusing to engage in Corruption.

13.   Conclusion

It is and will always be EXFO’s intent to operate within the highest standards of ethics and integrity. This Code was developed to articulate and reinforce these values and to ensure that they are clear to all EXFO Agents. EXFO appreciates each Agent’s commitment to apply these ethical standards and behaviors in all its dealings with and on behalf of EXFO, and trusts that all Agents will consistently reinforce EXFO’s reputation for uncompromising integrity.

Adopted on September 25, 2013

(to be printed on Agent’s letterhead)

Schedule A – Agent Compliance Statement

I (name), (title) of the company (name of cie) (“Agent”), hereby certify on behalf of the Agent, the following:

●
The Agent hereby certifies that it complies and will continue to comply with the Agent Code of Conduct dated September 25, 2013 (“Code”) copy of which can be found at http://investors.exfo.com/governance.cfm.

●
As of the date of this certification, the Agent has not nor does it have any reason to believe that the Agent or any of its directors, employees and representatives involved in the Agent’s business relationship with EXFO have committed any breach to the Code.

●	The Agent agrees that it if it becomes aware of any breach of the Code by the Agent, its directors, employees or representatives, it shall duly report such breach to EXFO.

Signed in ________________________ on this ____ day of _____________________, 20____ by Agent’s duly authorized representative.

__________________________________________

Name: ____________________________________

Title: _____________________________________

Company Stamp/Chop:

Adopted on September 25, 2013